Exhibit 99.1

FOR RELEASE ON NOVEMBER 7, 2013 at 4:01 PM ET

TESARO ANNOUNCES THIRD-QUARTER 2013 OPERATING RESULTS

•                  Top-Line Results Expected to be Announced at Year-End 2013 from Two Phase 3 Trials of Oral Rolapitant

•                  Patient Enrollment in the Third Phase 3 Trial of Oral Rolapitant Expected to Conclude at Year End; Top-Line Results Now Anticipated in Early 2014

•                  Dose Ranging Study of Intravenous Rolapitant Expected to Complete by Year End

•                  Patient Enrollment Ongoing in the Phase 3 NOVA Trial of Niraparib in Ovarian Cancer

•                  Patient Screening Initiated for the Phase 3 BRAVO Trial of Niraparib in Breast Cancer

•                  Cash and Cash Equivalents Totaled Approximately $156 Million as of September 30, 2013

WALTHAM, MA, November 7, 2013 — TESARO, Inc. (NASDAQ: TSRO), an oncology-focused biopharmaceutical company, today reported financial results for the third quarter of 2013.

“We continued to advance our late stage clinical pipeline during the third quarter,” said Lonnie Moulder, chief executive officer of TESARO. “Two of our Phase 3 trials of oral rolapitant are now fully enrolled, and we look forward to announcing top-line data from these studies at year end, with results from the third study becoming available in early 2014. Preparations are underway for the submission of a New Drug Application for oral rolapitant to the U.S. Food and Drug Administration in mid-2014. We are currently screening patients for enrollment in the BRAVO study of niraparib, and are very pleased with the level of interest we are receiving from investigators in our ongoing NOVA trial.”

Business Highlights

•                Two Phase 3 trials of oral rolapitant, one in patients receiving highly emetogenic chemotherapy (HEC) and one in patients receiving moderately emetogenic chemotherapy (MEC), are fully enrolled. TESARO anticipates announcing top-line data from these two studies at year end.

•                Enrollment of the third Phase 3 trial of oral rolapitant, in patients receiving HEC, is expected to conclude at year end. TESARO now anticipates that top-line results from this study will be available in early 2014.

•                Following completion of these three Phase 3 trials, the Company plans to submit a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) for oral rolapitant in mid-2014.

•                The clinical trial of intravenous (IV) rolapitant is well underway, and the Company anticipates identifying a dose of IV rolapitant that provides comparable exposure to the oral formulation by year end. Following completion of this ongoing study, TESARO intends to compare the safety and exposure of IV rolapitant to the oral formulation in a subsequent clinical trial, with a goal of supporting a future submission for registration following regulatory approval of the rolapitant oral formulation.

•                  The Phase 3 NOVA study of niraparib in patients with high grade serous, platinum-sensitive ovarian cancer, including those with germline BRCA mutations, continues to enroll patients at sites around the world.

•                  Patients are currently being screened for the Phase 3 BRAVO study of niraparib in breast cancer patients with germline BRCA mutations, and the Company expects to initiate patient treatment by the end of the year.

•                  TESARO is collaborating with the Sarcoma Alliance for Research through Collaboration (SARC) to evaluate whether temozolomide can sensitize tumor cells to full dose niraparib in a Phase 1 trial of patients with Ewing’s sarcoma who have progressed following previous treatment with chemotherapy. This study is designed to identify a dose of temozolomide that can be well tolerated in combination with full dose niraparib and result in clinical activity.

•                  Posters describing initial clinical data for TSR-011 were presented at the European Cancer Congress (ECC) 2013 and at the 15th World Conference on Lung Cancer.  All three patients with ALK-positive non-small cell lung cancer (NCSLC) who had progressed following prior treatment with crizotinib and were evaluable for efficacy remain on treatment with TSR-011, one with a RECIST partial response (PR), and two with a non-RECIST PR. Stable disease was reported in one papillary thyroid carcinoma patient and one pancreatic cancer patient without ALK expression. The most frequently occurring dose limiting toxicities included electrocardiogram changes and dysaethesia, both of which were reversible.

•                  TSR-011 was identified at the ECC as a potent inhibitor of TRKA, B and C. TRK expression is associated with tumor aggressiveness, metastatic potential, perineural invasion and pain, and TRK gene rearrangements have been found in several tumor types, including non-small cell lung cancers and papillary thyroid cancer. TESARO intends to evaluate the clinical activity of a 60 milligram dose of TSR-011 in ALK- and TRK-positive patients.

Third-Quarter 2013 Financial Results

•                  As of September 30, 2013, TESARO had $156.4 million in cash and cash equivalents, no debt and 32.7 million outstanding shares of common stock. This ending cash and cash equivalents balance represents a decrease of $21.7 million compared to the prior quarter.

•                  TESARO reported a net loss of $28.6 million, or $0.88 per share, for the third quarter of 2013, compared to a net loss of $13.6 million, or $0.52 per share, for the third quarter of 2012.

•                  Research and development expenses increased to $22.2 million for the third quarter of 2013, compared to $11.9 million for the third quarter of 2012, driven primarily by higher costs related to our expanded development activities. In addition, during the third quarter of 2013, TESARO recognized $1.9 million of acquired in-process R&D expense as a result of making a milestone payment related to niraparib clinical development.

•                  General and administrative expenses increased to $4.5 million for the third quarter of 2013, compared to $1.7 million for the third quarter of 2012, primarily related to non-cash stock-based compensation expense. Excluding the contribution from stock-based compensation, G&A expenses increased by $0.9 million for the third quarter of 2013 compared to the same period in 2012, primarily as a result of increases in headcount and professional services fees.

•                  Operating expenses as described above include total non-cash stock-based compensation expense of $2.7 million for the third quarter of 2013, compared to $0.4 million for the third quarter of 2012.

Corporate Objectives

TESARO anticipates achieving the following key objectives:

•                  Announce top-line results from two Phase 3 trials evaluating oral rolapitant for the prevention of chemotherapy-induced nausea and vomiting (CINV) at year end;

•                  Announce top-line results from the third Phase 3 trial of oral rolapitant in patients receiving HEC in early 2014;

•                  Advance the clinical development of the rolapitant IV formulation in order to support a future submission for registration following regulatory approval of the rolapitant oral formulation;

•                  Submit the oral rolapitant NDA to the U.S. FDA in mid-2014;

•                  Continue enrollment of the Phase 3 trial of niraparib as a potential maintenance therapy for patients with ovarian cancer (NOVA Study);

•                  Initiate patient treatment in the Phase 3 trial of niraparib in breast cancer patients with germline BRCA mutations by the end of 2013 (BRAVO Study); and

•                  Continue to evaluate the clinical activity of TSR-011 in ALK- and TRK-positive patients.

Today’s Conference Call and Webcast

TESARO will host a conference call to discuss the Company’s third-quarter 2013 accomplishments and financial results today at 4:30 p.m. Eastern time. The accompanying slide presentation and live webcast of the conference call can be accessed by visiting the TESARO website at www.tesarobio.com. The call can be accessed by dialing (877) 853-5334 (U.S. and Canada) or (970) 315-0307 (international). A replay of the webcast will be archived on the Company’s website for 30 days following the call.

About TESARO

TESARO is an oncology-focused biopharmaceutical company dedicated to improving the lives of cancer patients by acquiring, developing and commercializing safer and more effective therapeutics. For more information, visit www.tesarobio.com.

Investor/Media Contact:

Jennifer Davis

Sr. Director, Corporate Development & Investor Relations

+1.781.325.1116 or jdavis@tesarobio.com

To the extent that statements contained in this press release are not descriptions of historical facts regarding TESARO, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “anticipate,” “estimate,” “intend,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Examples of forward looking statements contained in this press release include, among others, statements regarding our expectations regarding our development plans for our product candidates and statements under the heading Corporate Objectives. Forward-looking statements in this release involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the initiation of future clinical trials, availability of data from ongoing clinical trials, expectations for regulatory approvals, and other matters that could affect the availability or commercial potential of our drug candidates. TESARO undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see TESARO’s Annual Report on Form 10-K for the year ended December 31, 2012, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2013.

TESARO, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2013	2012	2013

Expenses:
Research and development (1)	$11,876	$22,163	$31,558	$56,843
General and administrative (1)	1,736	4,503	4,620	10,315
Acquired in-process research and development	—	1,940	7,000	1,940
Total expenses	13,612	28,606	43,178	69,098
Loss from operations	(13,612)	(28,606)	(43,178)	(69,098)
Interest income	53	17	112	76
Net loss	$(13,559)	$(28,589)	$(43,066)	$(69,022)

Net loss per share applicable to common stockholders - basic and diluted	$(0.52)	$(0.88)	$(4.62)	$(2.21)

Weighted-average number of common shares used in net loss per share applicable to common stockholders - basic and diluted	26,130	32,453	9,316	31,209

(1) Expenses include the following amounts of non-cash stock-based compensation expense:

Research and development	$166	$585	$317	$1,379
General and administrative	274	2,138	689	3,699

TESARO, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2012	September 30, 2013

Assets
Current assets:
Cash and cash equivalents	$125,445	$156,440
Other current assets	1,175	1,499
Total current assets	126,620	157,939

Property and equipment, net	219	472
Other assets	541	836
Total assets	$127,380	$159,247

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,170	$1,989
Accrued expenses	8,545	13,511
Other current liabilities	3	13
Total current liabilities	11,718	15,513

Other non-current liabilities	—	6

Commitments and contingencies

Total stockholders’ equity	115,662	143,728
Total liabilities and stockholders’ equity	$127,380	$159,247

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